Exhibit 10.2

Execution Version

November 5, 2017

Mr. Joseph R. Swedish

Re:	Executive Chairman and

Advisor Agreement

Dear Joe:

This letter agreement (“Letter Agreement”) sets forth the understanding between you and Anthem, Inc. (the “Company”) regarding your service as Executive Chairman and, subsequently, as Senior Advisor to the Chief Executive Officer and Consultant. Capitalized terms not otherwise defined in this Letter Agreement have the meaning set forth in the Offer Letter, dated February 6, 2013 (together with the Employment Agreement under Executive Agreement Plan between you and the Company attached thereto, your “Employment Agreement”).

1. Continued Service

(a) Title and Duties.

(i) Executive Chairman. You hereby step down from your employment as President and Chief Executive Officer of the Company effective as of the date on which a successor Chief Executive Officer begins employment with the Company (the “Succession Date”). You will be employed by the Company as the Executive Chairman, reporting to the Board of Directors of the Company (the “Board”), from the Succession Date until the earlier of (1) the Company’s 2018 annual meeting of shareholders and (2) May 31, 2018 (such earlier date, the “Transition Date”). As Executive Chairman, you will perform such duties as are reasonably assigned to you by the Board from time to time.

(ii) Senior Advisor and Consultant. You will be employed by the Company as the Senior Advisor to the Chief Executive Officer and Consultant, reporting to the Chief Executive Officer, from the Transition Date until May 1, 2020 (the “Advisory Period”). As Senior Advisor to the Chief Executive Officer and Consultant, you will perform such duties as are reasonably assigned to you by the Chief Executive Officer from time to time, which may include, but are not limited to, advising and assisting the Company in its execution of its strategic plans, pending litigation activities and governmental affairs (including policy and legislation). You and the Company agree that, effective as of the Transition Date, you will no longer serve as an officer of the Company.

(b) Terms of Employment. The terms of your employment from the date hereof through the end of the Advisory Period will continue to be governed by your Employment Agreement, except as otherwise provided herein. You agree that the changes to your position, duties, responsibilities, compensation, work location and other terms and conditions of employment contemplated by this Letter Agreement do not constitute “Good Reason” for you to resign (as set forth in the Employment Agreement or otherwise). Following the Succession Date, you may serve on boards of directors of other organizations, subject to your compliance with Section 4, below, and provided that such activities do not interfere with the performance of your duties to the Company.

(c) Transition from Other Positions. You and the Company agree that, unless otherwise agreed in writing, the Company will not nominate you as a member of the Board at the Company’s 2018 annual meeting of shareholders. You hereby resign, effective as of the Transition Date, from all positions that you hold (as director, officer, manager, member or otherwise, except as provided in Section 1(a)) with the Company and any of the Company’s subsidiaries, affiliates, joint ventures and other related entities.

(d) Employment at Will. Your employment with the Company remains “at-will” employment and the employment relationship may be terminated at any time by you or the Company in accordance with the Employment Agreement. Effective as of the Transition Date, you will not be entitled to the severance benefits on a termination without Cause or for Good Reason set forth in the Executive Agreement Plan and your Employment Agreement. If the Company terminates your employment after the Transition Date and prior to the end of the Advisory Period without Cause, the Company will continue to pay you the compensation and benefits set forth in this Letter Agreement through the end of the Advisory Period.

2. Compensation Matters

(a) Executive Chairman Compensation. During the period in which you serve as the Executive Chairman of the Company, you will continue to be paid your base salary at its current rate and will continue to be eligible to participate in the Company’s retirement savings, health, welfare, life insurance and perquisite plans on same basis on which you are eligible to participate today. Additionally, you will be eligible to earn (1) an annual bonus in respect of 2017, which will not be prorated, and (2) an annual bonus in respect of 2018, which will be prorated to reflect the number of days in 2018 prior to the Transition Date. The Company will pay you such bonuses in cash (less applicable withholdings) when bonuses are generally paid to senior executives of the Company based on actual Company performance as determined by the Board (or a committee thereof); provided that your bonuses will not be subject to negative discretion unless such discretion is applied in a manner consistent with discretion applied to bonuses paid to other senior executives of the Company. Notwithstanding the Employment Agreement, you will not be eligible to participate in the Company’s equity incentive plans after the Succession Date.

(b) Advisory Period Compensation. During the period in which you serve as Senior Advisor to the Chief Executive Officer and Consultant, you will be paid $4,500,000 per year in equal installments in accordance with the Company’s regular payroll. Additionally, you will be eligible to participate in the Company’s (1) retirement savings, health, welfare and life insurance plans on same basis as other active senior executives and (2) perquisite (at the “chief executive officer” level) and financial planning service plans to the extent available to active senior executives. Notwithstanding the Employment Agreement, you will not be eligible to participate in the Company’s annual bonus program after the Transition Date. Your eligibility for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, will begin at the end of the Advisory Period.

(c) Treatment of Outstanding Equity Awards.

(i) 2017 PSUs. The performance stock units granted to you in the first quarter of 2017 (the “One Anthem PSUs”) will continue to vest from the date hereof and during the Advisory Period in accordance with their terms (disregarding any termination of your employment by the Company without Cause (as defined in the Employment Agreement) or due to your death or disability prior to the vesting date). Subject to your execution and non-revocation at the end of the vesting period of a release of claims substantially in the form set forth in Section 3, the Company will settle any earned One Anthem PSUs (less applicable withholdings) on the same date on which such awards held by senior executives are settled in accordance with their terms.

(ii) Other Awards. All of your outstanding restricted stock unit, performance stock unit and stock option awards (excluding the One Anthem PSUs as provided above) will continue to vest and be earned and, for stock options, be exercisable, in accordance with their terms during your continued employment with the Company and after the end of the Advisory Period (which, for the avoidance of doubt, constitutes a “retirement” under the terms of such awards). For purposes of this Section 2(c)(ii), any termination of your employment by the Company without Cause prior to January 1, 2018 will be disregarded.

(d) Business Expenses. During the periods in which you are employed by the Company as the Executive Chairman and as Senior Advisor to the Chief Executive Officer and Consultant, (1) the Company will reimburse any business expenses incurred by you in accordance with applicable Company policies and (2) you will have access to Company aircraft consistent with past practice to the extent that the Company continues to provide aircraft for business travel to active senior executives; provided, in each case, that such expense or aircraft usage is reasonably required for the performance of business activities requested or approved by the Company’s Chief Executive Officer. For the avoidance of doubt, the Company’s aircraft will not be available to you for commuting purposes.

(e) Other Benefits.

(i) From the Succession Date until the third anniversary of the end of the Advisory Period, you will be permitted to use (1) reasonable office space in the Company’s offices in Denver, Colorado and (2) the office space designated for traveling executives in the Company’s other offices to the extent needed to discharge your responsibilities, and will be entitled to appropriate office technology. Additionally, you will be entitled to the services of your current administrative assistant for not less than 30 hours per week (and the Company will make available to your administrative assistant a sufficient level of other services to the Company so that your assistant may remain a full-time, benefits-eligible employee of the Company) through the end of the Advisory Period and for not less than 10 hours per week for three years thereafter. If your current administrative assistant resigns or is terminated by the Company for “cause,” the Company will assign you a new administrative assistant with a rate of compensation comparable to that paid to your departing assistant at that time.

(ii) For the avoidance of doubt, (A) the terms set forth in the paragraph of your Offer Letter titled “Indemnification” will continue in accordance with its terms and (B) the Company will indemnify you for your acts and omissions occurring during your employment through the end of the Advisory Period on the same basis on which you are indemnified on the date hereof. The Company will continue to reimburse you for reasonable fees and expenses incurred by your counsel (Vedder Price) on matters subject to indemnification and/or D&O coverage in accordance with the Company’s policies.

3. General Release and Waiver of Claims

(a) General Waiver and Release. By signing this Letter Agreement, and except as provided in Section 3(b) below, you and any person acting through or under you hereby release, waive and forever discharge the Company, its past and present subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them (together, the “Released Parties”) from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date hereof, arising out of or relating to your employment, or any other written or oral agreement, any change in your employment status, terms of employment, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other foreign, federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by you against the Released Parties in any legal, administrative or other proceeding.

(b) Excluded Claims. The release of Claims set forth in this Section 3 will not apply to Claims with respect to any obligation of the Company set forth in this Letter Agreement or (to the extent not superseded by this Letter Agreement) the Employment Agreement, vested benefits under any benefit plan of the Company or its affiliates (including any plans subject to ERISA) or any other welfare benefits required to be provided by statute, and any claims that may not be released under applicable law (collectively, “Excluded Claims”).

(c) Proceedings. You further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf, has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Released Parties with respect to any Claims other than Excluded Claims.

(d) Acknowledgements by You. You hereby acknowledge and confirm that you were advised by the Company in connection with your entry into this Letter Agreement to consult with an attorney of your choice prior to signing this release and waiver of Claims, including, without limitation, with respect to the terms relating to your release and waiver of Claims arising under ADEA, and that you have in fact consulted an attorney. You have been given twenty-one days to review this release and waiver of Claims, and you are signing this release and waiver of Claims knowingly, voluntarily and with full understanding of its terms and effects, and you voluntarily accept the consideration set forth in this Letter Agreement for the purpose of making full and final settlement of all Claims referred to above. You also understand that you have seven days after the date that you execute this Letter Agreement to revoke the release and waiver of Claims in this Section 3, and that this release and waiver of Claims and any obligations that the Company has under this Letter Agreement will not become effective if you exercise your right to revoke the release and waiver of Claims within seven days of execution. You understand that such revocation must be delivered to the Company at its headquarters, attention: General Counsel, during such period to be effective.

4. Ongoing Obligations

(a) Ongoing Obligations. You agree and acknowledge that your obligations under Sections 9 and 10 (Restrictive Covenants and Cooperation) of the Employment Agreement under Executive Agreement Plan between you and the Company will continue in accordance with their terms (including for the 18 month “Restricted Period” following the end of the Advisory Period to the extent set forth in such covenants). You affirm that such provisions are not unduly burdensome to you and are reasonably necessary to protect the legitimate interests of the Company.

(b) Whistleblower Policy. You understand and agree that nothing in this Letter Agreement or the Employment Agreement limits or interferes with your right, without notice to or authorization from the Company, to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a “Governmental Agency”), or to testify, assist or participate in any investigation, hearing or proceeding conducted by a Governmental Agency. In the event you file a charge or complaint with a Government Agency, or a Government Agency asserts a claim on your behalf, you agree that your release of Claims in this Letter Agreement will nevertheless bar your right (if any) to any monetary or other recovery (including reinstatement), except that you do not waive: (1) your right to receive an award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 and (2) any other right where waiver is expressly prohibited by law.

5. Other Terms

(a) Tax Withholding. The Company may withhold from any amounts payable to you under this Letter Agreement any federal, state, local or foreign taxes that are required to be withheld pursuant to applicable law or regulation.

(b) No Representations and Non-Admission. You acknowledge that you have not relied on any representations or statements in determining to execute this Letter Agreement. Nothing contained in this Letter Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the other Released Parties or by you.

(c) Entire Understanding. This Letter Agreement sets forth the entire agreement between you and the Company regarding the transition of your employment and other service relationships with the Company and its affiliates, and supersedes any other agreements between you and the Company except as set forth herein.

(d) Dispute Resolution; Governing Law. Any dispute or controversy arising under or in connection with this Letter Agreement will be settled in accordance with the procedures set forth in Section 17 (other than the first sentence thereof) (Dispute Resolution) of the Employment Agreement under Executive Agreement Plan between you and the Company. This Letter Agreement will be governed by the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflicts of law principles.

(e) Severability; Counterparts. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

(f) Section 409A of the Code. It is the parties’ intent that the payments and benefits provided under this Letter Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Letter Agreement will be interpreted accordingly. In this regard each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A of the Code. If and to the extent that any payment or benefit is determined by the Company (1) to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and (2) such payment or benefit must be delayed for six months following your separation from service in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause you to incur any additional tax under Section 409A of the Code, then the Company will delay making any such payment or providing such benefit until the expiration of such six-month period (or, if earlier, your death or a “change in control event” as such term is defined in Section 1.409A-3(i)(5) of the Code). All reimbursements and in-kind benefits provided under this Letter Agreement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except that a plan providing health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (ii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit; and (iii) any reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(g) The Company will reimburse you for, or pay directly, all reasonable legal fees (up to $55,000, on a nontax or nontax-equivalent basis) incurred by you in connection with transition planning, negotiation and execution of this Letter Agreement. Such payment will be made within thirty days following the Company’s receipt of an invoice for such amounts.

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To indicate your agreement with the foregoing, please sign and return this Letter Agreement to me.

Very truly yours,

ANTHEM, INC.

By:	/s/ Lewis Hay III
Name: Lewis Hay III
Title: Chair, Compensation Committee of the Board of Directors

Accepted and Agreed:

/s/ Joseph R. Swedish

Name: Joseph R. Swedish

Date: November 5, 2017

[Signature Page to Letter Agreement]